                           TRANSTECH INDUSTRIES, INC.
                                AND SUBSIDIARIES
                                ________________

               EXHIBIT 11 - COMPUTATION OF INCOME (LOSS) PER SHARE

                                       For the Three Months Ended
                                                March 31,
                                          1995            1994
                                          ----            ----
PRIMARY:

Weighted average common shares
  outstanding                          2,829,090       2,829,090
Dilutive effect of common stock
  equivalents                              -               -
                                      ----------      ----------
                                       2,829,090       2,829,090
                                      ----------      ----------
                                      ----------      ----------

Net Income (Loss)                     $ (621,000)    $   803,000
                                      ----------      ----------
                                      ----------      ----------

Income (loss) per common and common
  equivalent share                    $     (.22)     $      .28
                                      ----------      ----------
                                      ----------      ----------

FULLY DILUTED*


* For the three months ended March 31, 1995 and 1994, fully diluted earnings per share did not differ significantly from primary earnings per share and therefore is not presented.













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